EXHIBIT 99.2

BAJA AQUA FARMS, S.A. DE C.V.

INDEX TO RESTATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM – RSM Bogarin, Erhard, Padilla, Alvarez, Martinez, S.C.	2

AUDITED CONSOLIDATED RESTATED FINANCIAL STATEMENTS:

Consolidated Restated Balance Sheets at December 31, 2009 and 2008	3

Consolidated Restated Statements of Operations for the Years Ended December 31, 2009 and 2008	4

Consolidated Restated Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008	5

Consolidated Restated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	6

Notes to Consolidated Restated Financial Statements	7 - 20

1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders’ of

BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES

We have audited the accompanying consolidated balance sheets of BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES (A 99.98%-owned subsidiary of Holshyrna Ehf) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, all expressed in U.S. dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, for the purpose of inclusion in the consolidated financial statements of the Parent Company, the financial statements referred to above present fairly, in all material respects, the financial position of BAJA AQUA FARMS, S.A. DE C.V. AND SUBSIDIARIES AND AFFILIATES as of December 31, 2009 and 2008, and the results of their operations, and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the audit was originally conducted in accordance to auditing standards generally accepted in México. For purposes of the re-issuance of the financial statements we conducted our audits in accordance with auditing standards generally accepted in the United States of America. The Company´s management restated the financial statements as of December 31, 2009 and 2008. The restatements were caused mainly for the reclassification of balances with related parties and equity, and the cancellation of the allowance for mortality inventories. The effects of these restatements were retroactively applied, according to ASC 250 “Accounting Changes and Error Corrections”. Accordingly, the accompanying financial statements as of December 31, 2009 and 2008, and for the year then ended, were restated as shown in Note 2.

/s/ RSM BOGARIN, ERHARD, PADILLA, ALVAREZ & MARTINEZ S.C.

Firma miembro de RSM International

C.P.C. Jorge Luis Barraza Ruiz

Mexicali, B.C., México

June 1, 2012

2

BAJA AQUA FARMS, S.A DE C.V.

CONSOLIDATED RESTATED BALANCE SHEETS

(in thousands)

	December 31,
	2009	2008
ASSETS:
Current assets:
Cash and cash equivalents	$610	$66
Accounts receivable, trade, net	613	218
Accounts receivable, related parties	189	1,127
Inventories	10,510	8,334
Refundable value added tax	952	795
Prepaid expenses and other current assets	599	121
Total current assets	13,473	10,661

Other assets	6	6
Deferred income taxes	—	366
Property, machinery and equipment, net	3,166	4,150
Total assets	$16,645	$15,183

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$2,590	$2,098
Accounts payable, related parties	2,157	1,036
Income taxes payable	533	543
Deferred income taxes	53	—
Accrued liabilities	—	15
Total current liabilities	5,333	3,692
Other liabilities	5,675	5,787
Due to related parties	23,302	23,083
Total liabilities	34,310	32,562

Stockholders’ Equity:
Common stock without par value, 2,298,260 shares authorized, 2,298,260 shares issued and outstanding at December 31, 2009 and 2008	12,291	12,291
Additional paid-in capital	68	68
Accumulated deficit	(30,112)	(29,280)
Subtotal	(17,753)	(16,921)
Noncontrolling interest in Marpesca	88	(458)
Total equity	(17,665)	(17,379)
Total liabilities and stockholders’ equity	$16,645	$15,183

The accompanying notes are an integral part of these consolidated financial statements.

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BAJA AQUA FARMS, S.A DE C.V.

CONSOLIDATED RESTATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2009	2008
Net revenue	$12,275	$8,397
Cost of goods sold	(9,916)	(7,761)
Gross profit	2,359	636

General and administrative expenses	(3,671)	(5,843)

Operating loss	(1,312)	(5,207)

Loss from foreign currency remeasurements	(802)	(3,132)
Gain on sale of fixed assets	1,580	4,374
Interest expense, net	(296)	(1,525)
Gain on insurance settlement	992	—
Other income, net	(32)	940
Income (loss) before income tax benefit (expense)	130	(4,550)
Income tax benefit (expense)	(416)	439
Net loss	(286)	(4,111)
Add (subtract) net loss (gain) attributable to non-controlling interest in Marpesca	(546)	223
Net loss attributable to Baja Aqua Farms stockholders	$(832)	$(3,888)

The accompanying notes are an integral part of these consolidated financial statements.

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BAJA AQUA FARMS, S.A DE C.V.

CONSOLIDATED RESTATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(in thousands)

	Common Stock		Additional Paid-in	Accumulated	Baja Aqua Farms S.A. Stockholders’	Non- Controlling Interest in	Total
	Shares	Amount	Capital	Deficit	Equity	Marpesca	Equity
Balance, December 31, 2007	2,298	$12,291	$68	$(25,392)	$(13,033)	$(235)	$(13,268)

Net loss				(3,888)	(3,888)	(223)	(4,111)

Balance, December 31, 2008	2,298	$12,291	$68	$(29,280)	$(16,921)	$(458)	$(17,379)

Net income (loss)				(832)	(832)	546	(286)

Balance, December 31, 2009	2,298	$12,291	$68	$(30,112)	$(17,753)	$88	$(17,665)

The accompanying notes are an integral part of these consolidated financial statements.

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BAJA AQUA FARMS, S.A DE C.V.

CONSOLIDATED RESTATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

(in thousands)

	2009	2008
Operating activities
Net loss	$(286)	$(4,111)
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	130	136
Deferred income tax	419	(975)
Gain on sale fixed assets	(1,580)	(4,374)
Gain on insurance settlement	(992)	—
Foreign currency changes on foreign-denominated debt	—	614
Changes in assets and liabilities:
Accounts receivable, trade	(395)	683
Accounts receivable, related party	938	2,876
Inventories	(1,642)	(3,657)
Refundable value added tax	(157)	106
Prepaid expenses and other current assets	(478)	77
Other assets	—	(2)
Accounts payable, trade and accrued liabilities	477	(732)
Accounts payable, related party	1,121	94
Income taxes payable	(10)	503
Other liabilities	(112)	1,141
Net cash flows used in operating activities	(2,567)	(7,621)

Investing activities
Purchases of machinery and equipment	(1,737)	(854)
Proceeds from sales of property, machinery and equipment	2,655	8,830
Proceeds from insurance settlement	992	—
Net cash flows provided by investing activities	1,910	7,976

Financing activities
Advances to related parties	—	851
Proceeds from related parties	—	(4,180)
Proceeds from third parties	13	—
Net cash flows provided by financing activities	13	(3,329)
Subtotal	(644)	(2,974)
Effect of exchange rate changes on the balances of cash held in foreign currencies	1,188	2,185
Cash and cash equivalents at beginning of year	66	855
Cash and cash equivalents at end of year	$610	$66

Supplemental cash flow information
Cash paid during the year for:
Interest	$296	$1,525
Income Taxes	—	—
Non-cash activities activities:
Re-financing of bank debt by related parties	$—	$23,573

The accompanying notes are an integral part of these consolidated financial statements.

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BAJA AQUA FARMS, S.A DE C.V.

NOTES TO CONSOLIDATED RESTATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Baja Aqua Farms, S.A. de C.V. (“Baja” or the “Company”) fishes and farms Pacific Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

In 2008, Baja’s common stock was 99.98% owned by a wholly owned subsidiary of Ausa Ehf, an Icelandic private holding company (“Ausa”). In January 2009, such wholly owned subsidiary was merged into Holshyrna Ehf, resulting in Holshyrna directly owning 99.98% of Baja’s stock.

In January, 2010, Baja sold the shares of Rancho Marino Guadalupe, S.A. de C.V. (“RMG”), its then wholly owned subsidiary, to Corposa S.A. de C.V. (“Corposa”) for a nominal cash amount.

On April 5, 2010, the Company’s shareholders recapitalized the Company by converting debt owed to Corposa into equity. As a result, Corposa owned approximately 70% of the total outstanding shares of the Company after the reorganization. See Note 7 – Related Parties for further detail.

On July 20, 2010, Corposa and Holshyrna entered into a stock purchase agreement with Umami Sustainable Seafood Inc. (“Umami”), Oceanic Enterprises, Inc. (“Oceanic”), and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity in Baja. The agreement provided for acquisition of 33% interest in Baja by Umami for $7.7 million, which included $4.9 million that had been advanced to Baja previously.

As part of the stock purchase agreement, Umami also acquired the option, exercisable by September 15, 2010, to purchase all remaining Baja shares in consideration for the issuance of a) 10,000,000 shares of Umami’s common stock and b) payment in cash of $9.3 million. On September 15, 2010, Umami exercised the option and on September 27, 2010, the parties entered into amendments to each of the agreements requiring certain capital distributions plus an additional $2.0 million related to the amendments to be made to the selling parties on or before November 30, 2010. On November 30, 2010, Umami consummated the acquisition of Baja. However, instead of making the $9.3 million cash payment described above, Umami paid $7.8 million in cash and issued zero interest promissory notes in the aggregate principal amount of $1.5 million on November 30, 2010. The notes, which were unsecured, were due and paid on December 10, 2010. As a result, on November 30, 2010, Baja became Umami’s 99.98% owned subsidiary.

Simultaneously with the acquisition agreements discussed above, an affiliate of Baja, Oceanic, was also acquired by Umami.

Baja’s core business activity is farming and selling Pacific Bluefin Tuna. The production is seasonal, as tuna is caught mostly during the period from May through August. Bluefin Tuna has a farming period between 0.5 years and 3.5 years. Most of Baja's sales transactions normally occur during the months of October through March.

Baja performs its operations through the use of employees provided by a third-party labor leasing contractor (Servicios Administrativos). This type of labor leasing arrangement is typical in Mexico and is routinely entered into for labor, regulatory and liability purposes. In addition, certain of Baja’s administrative functions are performed by Oceanic, Baja’s affiliate. Oceanic is incorporated in the United States, was wholly owned by Holshyrna Ehf (and, as of November 30, 2010, is 100% owned by Umami) and operates as a management services company for Baja.

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NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

For the years ended December 31, 2008 and 2009, the consolidated financial statements include Baja and its then wholly owned subsidiary RMG and its consolidated variable interest entity, Marpesca. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All significant intercompany accounts and transactions have been eliminated.

Baja’s and Marpesca’s (see below) financial statements are maintained in Mexican Pesos (MXN), and have been re-measured into USD, Baja’s functional currency. The resulting gain or loss related to re-measurements is included in the statements of operations in gain/loss from foreign currency re-measurements. All amounts appearing in tables are stated in thousands of USD, unless indicated otherwise.

Transactions in foreign currencies are initially recorded at the exchange rates prevailing on the dates of the transactions. Non-monetary assets of Baja are remeasured at the historical exchange rate prevailing on the date of the transaction. Monetary assets and liabilities of Baja are remeasured at the spot rates at each balance sheet date. Revenues and expenses are remeasured at average exchange rates in effect during the period. The results of remeasurement gains and losses are reflected in the statements of operations in gain (loss) from foreign currency remeasurements.

Restatements

Baja’s financial statements as of and for the years ended December 31, 2009 and 2008 were restated for the following reasons:

▪	GAAP Presentation: Baja’s financial statements were originally prepared and presented in accordance with Mexican Financial Reporting Standards (MFRS). As such, the Company has adjusted and/or reclassified certain items to conform with US GAAP, including: foreign currency remeasurements of certain balance sheet and income statement balances; presentation of variable interest entity balances; cost accounting of inventory; and classification of certain asset, liability, income and expense balances.

▪	Classification of Owner Liabilities and Equity: Upon acquisition of the Company by Umami (see further discussion at Note 1 above), all related party liabilities and capital accounts were fully settled upon Umami’s payment of the purchase price to the related parties. As such, certain related party liabilities and equity balances have been reclassified to reflect this.

▪	Intercompany Balances: The Company determined that certain intercompany amounts had not been properly classified and/or eliminated. As such, the Company has reclassified and/or adjusted certain items to properly classify and/or fully eliminate these items in accordance with US GAAP.

▪	Tax Provision: Based upon certain of the changes noted above, the Company’s tax provision was adjusted in accordance with US GAAP.

The Company evaluated the effects of these adjustments on its consolidated financial statements as of and for the years ended December 31, 2009 and 2008 in accordance with the guidance provided by ASC 250, and based on its conclusions has restated its consolidated financial statements as follows:

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	Consolidated Balance Sheet Information as of December 31,
	2009			2008
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Cash and cash equivalents	$669	(59)	$610	$66	—	$66
Accounts receivable, trade, net	6,370	(5,757)	613	5,898	(5,680)	218
Accounts receivable, related party	193	(4)	189	1,127	—	1,127
Inventories	12,331	(1,821)	10,510	7,952	382	8,334
Refundable value added tax	—	952	952	—	795	795
Prepaid expenses & other current assets	597	2	599	79	42	121
Other assets	—	6	6	—	6	6
Deferred income taxes, non-current	406	(406)	—	295	71	366
Property, machinery and equipment, net	3,196	(30)	3,166	4,343	(193)	4,150

Notes payable to financial institutions, short-term	1,381	(1,381)	—	1,313	(1,313)	—
Accounts payable, trade	6,396	(3,801)	2,595	5,020	(2,922)	2,098
Accounts payable, related party	5,446	(3,294)	2,152	5,243	(4,207)	1,036
Income taxes payable	—	533	533	—	543	543
Deferred income taxes, current	—	53	53		—	—
Accrued liabilities	—	—	—	—	15	15
Other liabilities	—	5,675	5,675	—	5,787	5,787
Due to related party, long-term	—	23,302	23,302	—	23,083	23,083
Contributions for future increases in capital	19,755	(19,755)	—	19,755	(19,755)	—
Accumulated deficit	(21,575)	(8,537)	(30,112)	(23,928)	(5,352)	(29,280)
Non-controlling interest in Marpesca	—	88	88	—	(458)	(458)

	Consolidated Statements of Operations for the Years Ended December 31,
	2009			2008
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Net revenue	$12,201	74	$12,275	$8,370	27	$8,397
Cost of goods sold	(6,862)	(3,054)	(9,916)	(4,553)	(3,208)	(7,761)
Gross profit	5,339	(2,980)	2,359	3,817	(3,181)	636
General and administrative expenses	(4,182)	511	(3,671)	(8,176)	2,333	(5,843)
Operating income (loss)	1,157	(2,469)	(1,312)	(4,360)	(847)	(5,207)
Gain on sale of fixed assets	1,121	459	1,580	4,360	14	4,374
Gain on insurance settlement	—	992	992	—	—	—
Other income (expense)	(574)	542	(32)	938	2	940
Gain (loss) from foreign currency remeasurements (included in comprehensive financing income)	841	(1,643)	(802)	2,477	(5,609)	(3,132)
Interest expense (included in comprehensive financing income)	(225)	(71)	(296)	(1,437)	(88)	(1,525)
Gain (loss) before income tax benefit	2,320	(2,190)	130	1,978	(6,528)	(4,550)
Income tax benefit (expense)	34	(450)	(416)	951	(512)	439
Net income (loss)	2,354	(2,640)	(286)	2,929	(7,040)	(4,111)
Net income (loss) attributable to Marpesca	—	(546)	(546)	—	223	223
Net income (loss) attributable to Baja stockholders	—	(832)	(832)	—	(3,888)	(3,888)

	Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008
	Contributions for future increases in capital			Accumulated Deficit			Non-Controlling Interest in Marpesca			Total Equity
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Balance, December 31, 2007	$—	$—	$—	$(26,858)	$1,466	$(25,392)	$—	$(235)	$(235)	$(14,500)	$(1,232)	$(13,268)

Issuance of paid-in capital	19,755	(19,755)	—	—	—	—	—	—	—	19,755	(19,755)	—

Net income	—	—	—	2,929	(6,817)	(3,888)	—	(223)	(223)	2,929	(7,040)	(4,111)
Balance, December 31, 2008	19,755	(19,755)	—	(23,929)	(5,351)	(29,280)	—	(458)	(458)	8,185	(25,564)	(17,379)

Net income	—	—	—	2,353	(3,185)	(832)	—	546	546	2,354	(2,640)	(286)
Balance, December 31, 2009	$19,755	$(19,755)	$—	$(21,576)	$(8,536)	$(30,112)	$—	$88	$88	$10,539	$(28,204)	$(17,665)

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	Consolidated Statements of Cash Flows for the Years Ended December 31,
	2009			2008
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated
Net income (loss)	$2,354	$(2,640)	$(286)	$2,929	(7,040)	$(4,111)
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	632	(502)	130	1,327	(1,191)	136
Gain on sale of fixed assets	(1,121)	(459)	(1,580)	(4,360)	(14)	(4,374)
Gain on insurance settlement	—	(992)	(992)	—	—	—
Deferred income tax	(111)	530	419	(951)	(14)	(975)
Remeasurement gain	(841)	841	—	(2,473)	2,473	—
Foreign currency changes on foreign-denominated debt	—	—	—	—	614	614

Changes in assets and liabilities:
Accounts receivable, trade	(246)	(149)	(395)	(4,939)	5,622	683
Accounts receivable, related party	939	(1)	938	9,215	6,339	2,876
Inventories	(3,984)	2,342	(1,642)	(4,899)	1,242	(3,657)
Refundable value added tax	—	(157)	(157)	—	106	106
Prepaid expenses & other current assets	(495)	17	(478)	100	(33)	77
Other assets	—	—	—	—	(2)	(2)
Accounts payable, trade	1,165	(688)	477	(826)	94	(732)
Accounts payable, related party	129	992	1,121	(4,222)	4,316	94
Income taxes payable	—	(10)	(10)	—	503	503
Other liabilities	—	(112)	(112)	—	1,141	1,141
Net cash used in operating activities	(1,579)	(988)	(2,567)	(9,099)	1,478	(7,621)

Purchases of machinery and equipment	—	(1,737)	(1,737)	—	(854)	(854)
Proceeds from sales of machinery and equipment	1,637	1,018	2,655	9,420	(590)	8,830
Proceeds from insurance settlement	—	992	992	—	—	—
Net cash provided by (used in) investing activities	1,637	273	1,910	9,420	(1,444)	7,976

Advances to related parties	—	—	—	—	(4,180)	(4,180)
Proceeds from related parties	—	—	—	—	851	851
Proceeds from third parties	—	13	13
Net cash provided by financing activities	—	13	13	—	(3,329)	(3,329)

Subtotal	58	(702)	(644)	320	(3,294)	(2,974)
Effect of exchange rate changes on the balances of cash held in foreign currencies	546	(642)	1,188	(1,111)	3,296	2,185
Cash and cash equivalents at beginning of year	$66	$—	$66	$857	$(2)	$855
Cash and cash equivalents at end of year	$669	$(59)	$610	$66	$—	$66

Cash paid for interest	$225	$71	$296	$297	$1,228	$1,525
Contributions for future increases in capital	$—	$—	$—	$19,755	$3,328	$23,083

10

Certain other items in the prior periods have been reclassified to conform with the December 31, 2009 presentation, with no effects on previously reported equity or net income (loss) attributable to Baja stockholders.

Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating the weight of the biomass of tuna inventories, recoverability of long-lived assets and utilization of deferred tax assets. Actual results may differ from those estimates.

Variable Interest Entity

Under ASC 810, a variable interest entity (VIE) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary of a VIE has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

Based upon the criteria set forth in ASC 810, the Company has determined that it is the primary beneficiary in a VIE, Marpesca S.A. de C.V. (“Marpesca”), of which Baja is the primary beneficiary, as the Company absorbs significant economics of Marpesca, has the power to direct the activities that are considered most significant to Marpesca, and provides financing to Marpesca. In addition, Marpesca does not have the total equity investment at risk sufficient to permit it to finance its activities without the Company’s support. As such, Marpesca has been consolidated within the Company’s consolidated financial statements.

Revenue Recognition

Revenue is recognized when tuna inventory is delivered, the significant risks and rewards of ownership have been transferred to the buyer, the arrangement fee is fixed and determinable and collectability is reasonably assured. The Company is responsible for the costs of shipping and handling up to the point of sale. These costs are included in the cost of goods sold. The Company does not incur any post sale obligations.

Value Added Tax (IVA)

Revenue is presented net of value added taxes collected. In Mexico, IVA (Impuesto al Valor Agregado, or VAT), is not charged on exports, and Bluefin Tuna is classified as a food which is IVA exempt. The Company can claim back IVA paid on its business purchases. At December 31, 2009, the IVA rate for Mexico was 16%, and 11% for transactions conducted inside the border region. The amount receivable from the Mexican Tax authorities is recorded in the Company’s balance sheet as "Refundable value added tax."

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Cost of Goods Sold

Cost of goods sold includes costs associated with the initial catching or purchasing of tuna and costs associated with towing fish to the Company’s farming operations, as well as farming costs, tuna shipping and handling costs and insurance costs related to the Company’s Bluefin Tuna inventories. The Company's farming costs include feed costs, which are the largest component of growing costs, as well as other costs of farming, such as natural mortalities, employee compensation, benefits, and other employee-related costs for its farming personnel and direct costs incurred in the farming operation. Changes in cost of goods sold do not necessarily correlate with revenue changes. Costs of goods sold may be materially impacted by changes over which the Company has limited or no control, particularly feed costs.

General and Administrative Expenses

Selling and general administrative expenses consist of compensation, benefits, and other employee-related costs for executive management, finance, human resources and other administrative personnel, third-party professional fees, allocated facilities costs, and other operating expenses.

Long-Lived Assets

The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and for tax loss carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period the changes are enacted. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), if any, projected future taxable income, and tax-planning strategies in making this assessment.

The Company evaluates its uncertain tax positions in accordance with the guidance for accounting for uncertainty in income taxes. The Company recognizes the effect of uncertain tax positions only if those positions are more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Recognized income tax positions are measured based on the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. Guidance is also provided for recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Judgment is required in assessing the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax positions in income tax expense.

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Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the related assets, which generally range from 3 to 20 years, using the straight line method. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. The gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the Statements of Operations.

Inventories

Inventories consist primarily of live Bluefin Tuna stock that are farmed until the tuna reaches desirable market size. Management systematically monitors the size, growth and growth rate of the tuna to estimate the quantity in kilograms at each balance sheet date. Livestock inventories are stated at the lower of cost, based on the FIFO cost method, or market. Inventories of fish feed are stated at the lower of cost, based on the average cost method, or market.

Management reviews inventory balances to estimate if inventories will be sold at amounts (net of estimated selling costs) less than carrying value. If expected net realizable value is less than carrying value, the Company would adjust its inventory balances through a charge to cost of goods sold.

During the fishing season, tuna is caught at sea and transported to the Company’s farm. This tuna is not included in the Company’s live stock inventory until it has been transferred into the farming cages and has been counted and the biomass assessed.

Costs associated with the fishing activities are accumulated in a separate inventory account and are transferred to live stock inventory when the biomass has been assessed at lower of cost or the net realizable value. Fishing costs include costs associated with the initial catching or purchasing of the Company’s tuna and costs associated with towing these fish to its farming operations, as well as farming costs, tuna shipping and handling costs and insurance costs related to its Bluefin Tuna inventories. The Company’s farming costs include feed costs, which are the largest component of growing costs, as well as other costs of farming such as employee compensation, benefits, and other employee-related costs for its farming personnel and direct costs incurred in the farming operation.

Trade Accounts Receivable

Trade accounts receivable represents the balance owed to the Company by its customers in connection with sales transactions. An allowance for uncollectible accounts is determined by management based on a review of its accounts, with consideration of historical losses, industry circumstances and general economic conditions. Accounts are charged against the allowance when all attempts to collect have failed.

The total allowance for doubtful accounts was nil on December 31, 2009 and 2008, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid cash investments that mature in three months or less when purchased to be cash equivalents. The Company's bank deposits are generally not covered by deposit insurance.

NOTE 3 - INVENTORIES

Inventories were comprised as follows as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Bluefin Tuna	$10,313	$8,299
Fish feed and supplies	197	35
Total inventories	$10,510	$8,334

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Inventories are stated at the lower of cost, based on the FIFO cost method, or market. Cost includes all costs to acquire and to bring the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a quarterly basis and would record a provision for loss to reduce the computed cost if it exceeds the net realizable value.

The Company systematically monitors the size, growth and growth rate of its tuna to estimate total biomass at each balance sheet date. The Company tracks its tuna inventory by cage, physically counting all tuna entering the farm and estimating their weight utilizing slow motion computer monitored underwater camera technology. The Company also counts the tuna using the same technology when it transfers tuna to another cage or divides a cage. Cages are divided when biomass reaches the maximum level for a cage of that size.

The Company assesses tuna growth and average size based upon the quantity of feed and the expected food conversion ratio at that time of year for that size of tuna and the water temperature, as well as observation by its staff and, in some cases utilization of high-tech cameras. The Company measures actual fish mortality almost daily. Each month, the Company estimates its production by calculating its estimated growth of the biomass and subtracting estimated mortality.

During harvesting, the Company individually weighs each Bluefin Tuna harvested. The Company generally empties entire cages during the harvest. After emptying a cage, the Company compares differences between its recorded and estimated biomass for that cage and the actual biomass removed.

The Company charges abnormal mortalities, such as storm losses, against income in the period the loss occurs. During the years ended December 31, 2009 and 2008 the Company had no storm losses or other abnormal mortalities.

During the fishing season, the Company catches and transports Bluefin Tuna to its farm. It does not include this tuna in its livestock inventory until it has been transferred into its farming cages and has been counted and the biomass assessed. The Company accumulates costs associated with its fishing activities in a separate inventory account and transfers these costs to livestock inventory once it assesses the Bluefin Tuna at the lower of cost or the net realizable value. The Company writes off any costs that are not recoverable in the period in which the tuna were recorded.

NOTE 4 – PROPERTY, MACHINERY AND EQUIPMENT

Property, machinery and equipment were comprised as follows as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Cost:
Land	$—	$71
Buildings	—	1,294
Vessels	3,722	2,929
Machinery and equipment	2,196	6,123
Vehicles	197	157
Office furniture and equipment	35	88
Leasehold improvements	452	412
Construction in progress	13	—
	6,615	11,074
Less accumulated depreciation	(3,449)	(6,924)
Property, machinery and equipment, net	$3,166	$4,150

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Property and equipment is depreciated over the estimated useful lives of the related assets, using the straight line method. The useful life will depend upon the asset and its use estimated as follows:

Estimated Useful Lives
Buildings	20 years
Machinery and equipment	4 - 20 years
Vehicles	4 years
Computers	3 years
Office furniture and equipment	10 years

In the years ended December 31, 2009 and 2008, the Company recognized gains on sales of fixed assets of $1.6 million and $4.4 million, respectively. These gains resulted from multiple sales transactions to several non-related third parties of various marine vessels, farm and office equipment, buildings and land.

In the year ended December 31, 2008, the Company sold property, machinery and equipment to unrelated parties for $8.8 million in proceeds and recognized gains on these sales of $4.4 million. The majority of these proceeds and gains related to the sale of a purse seiner fishing vessel. The purse seiner was sold by the Company as management determined that the asset was underutilized in its operations and, in order to provide additional working capital for operational needs at the time.

In the year ended December 31, 2009, the Company sold property, machinery and equipment to unrelated parties for $2.7 million in proceeds and recognized gains on these sales of $1.6 million. The sales consisted of a production facility (land, building and equipment) and a sardine fishing vessel that were no longer being utilized in the Company’s operations.

NOTE 5 – OTHER LIABILITIES

Other liabilities were comprised as follows as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Accrued legal liabilities	$1,117	$1,229
Former owners of RMG	1,460	1,460
Affiliates of RMG	3,098	3,098
Total other liabilities	$5,675	$5,787

The amounts in other liabilities consist primarily of non-interest bearing amounts owed by RMG to parties related to the original founders and affiliates of RMG. Additionally, amounts are owed to certain legal firms for work performed in connection with RMG. On January 25, 2010, 100% of the shares of RMG were sold to Corposa for a nominal amount. As part of the sale Corposa agreed to assume all of the above liabilities.

NOTE 6 – VARIABLE INTEREST ENTITIES

Under ASC 810, a VIE is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary of a VIE has both the power to direct the activities that most significantly impact the entity's economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

Based upon the criteria set forth in ASC 810, the Company has determined that it is the primary beneficiary in a VIE, Marpesca, of which Baja is the primary beneficiary, as the Company absorbs significant economics of Marpesca and has the power to direct the activities that are considered most significant to Marpesca. As such, Marpesca has been consolidated within the Company’s consolidated financial statements.

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Under Mexican law, a majority foreign-owned company cannot own the right to fish in Mexican waters. Baja’s farming operation needs access to various bait fish to feed the biomass at the farm. Marpesca is a Mexican-based fishing company that is owned 49% by Baja and 51% by one of the members of Baja’s management. Marpesca leases a fishing boat from Baja and has the right to fish for various bait fish. Baja provides financing for Marpesca and Marpesca does not have total equity investment at risk sufficient to permit it to finance its activities without the support of Baja. It also does not have the fixed assets that it requires to carry out these fishing activities without leasing them. Currently these are leased from Baja. The Company has therefore determined that Marpesca is a VIE for which the Company is the primary beneficiary.

The Company has determined that it has provided the majority of the financial support to Marpesca through various sources, including the purchase and sale of inventory. Selected balance sheet information related to these activities as of December 31, 2009 and 2008, and the results of its operations for the years ended December 31, 2009 and 2008 were as follows:

	Years Ended December 31,
	2009	2008
Net revenue	$871	$2,533
Net loss	(512)	(1,294)
Rental income and sale of inventory	871	2,533

	December 31, 2009	December 31, 2008
Total assets	$785	$673
Total liabilities	3,785	3,478
Stockholders’ deficit	(3,000)	(2,805)

A portion of the operating loss for the non-controlling interest of Marpesca is inventoried by Baja to reflect the actual operating costs of Marpesca’s bait operations.

NOTE 7 –RELATED PARTIES

Related parties are those parties which have influence over the Company, directly or indirectly, either through common ownership or other relationship. The Company has had transactions with the following related parties: Oceanic Enterprises Inc. (“Oceanic”), an affiliate of Baja; Holshyrna Ehf (“Holshryna”), the Company’s majority shareholder at December 31, 2008 and 2009 (see further discussion at Note 1 above); and Corposa S.A. de C.V. (“Corposa”), a Mexico-based corporation that acquired the Company’s debt in the year ended December 31, 2008 (see further discussion below) and became the Company’s majority shareholder on April 5, 2010 (see further discussion at Note 1 above).

Financing Transactions

At December 31, 2007, the Company had term loans of $22.2 million due to Glitnir Bank HF, an Icelandic banking institution (“Glitnir”), and a term loan of $0.3 million due to Stadarholl HF, an Icelandic corporation (“Stadarholl”). The term loans due to Glitnir and Stadarholl originally had a maturity date of December 31, 2009 and accrued interest at a rate of LIBOR plus 1.5% to 2.25% and 9.92%, respectively, annually.

In December 2008, Baja entered into various agreements with Corposa, Grupo Pagnom. S.A. de C.V. (“Pagnom”), and Consorcio Zeami, S.A. de C.V. (Zeami), two Mexico-based corporations, whereby Corposa settled Baja’s term loans with Glitnir in exchange for a non-convertible debt instrument of equal principal amount (the “Debt Exchange”). As an integral part of the Debt Exchange, Baja advanced $4.2 million to Pagnom and Zeami in order to provide necessary funds to complete the Debt Exchange. The interest rate on the exchanged debt due to Corposa was zero and was due on demand.

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On April 5, 2010 the resulting Corposa debt was converted to common stock in the Company representing approximately 70% of the then outstanding shares of Baja. As such, this balance has been classified in the Company’s balance sheet at December 31, 2009 and 2008 as a long-term liability due to Corposa, and was converted to equity as of April 5, 2010.

The amounts advanced to Pagnom and Zeami were settled against amounts due to the owners prior to the initial purchase of 33% of Baja by Umami. As such, these advances to Pagnom and Zeami have been classified in the Company’s balance sheet at December 31, 2009 and 2008 as contra-liabilities against the balance due to the owners.

The amounts due to Holshyrna at December 31, 2009 and 2008 represent cash advances made by Holshyrna to fund the operations of the Company. These notes accrued interest at 6.8% per annum and were due on demand.

Sales of Bluefin Tuna

For the years ended December 31, 2009 and 2008, Oceanic purchased a total of $6.7 million and $7.8 million, respectively, of Bluefin Tuna from the Company’s operations.

Related party amounts included in the Company’s balance sheet and income statement are as follows:

Balance Sheet	December 31, 2009	December 31, 2008
Accounts receivable, related parties
Oceanic Enterprises, Inc.	$138	$1,009
Employees and others	51	118
Total accounts receivable, related parties	$189	$1,127

Accounts payable, related parties
Oceanic Enterprises, Inc.	$2,157	$1,036
Total accounts payable, related parties	$2,157	$1,036

Due to related parties
Holshyrna Ehf	$3,768	$3,690
Corposa S.A. de C.V.	19,534	19,393
Total due to related parties	$23,302	$23,083

	Years Ended December 31,
Statements of Operations	2009	2008
Revenues:
Sales to Oceanic – included in net revenue	$6,691	$7,776

Costs and expenses:
Technical assistance and services provided to Oceanic – included in selling, general and administrative expenses	$1,732	$770
Interest expense to Oceanic	—	99
Total costs and expenses	$1,732	$869

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NOTE 8 – INCOME TAXES

On October 1, 2007, Mexico enacted the 2008 Fiscal Reform Bill. Effective January 1, 2008, the bill repealed the existing asset-based tax system and established a dual income tax system consisting of a new minimum business flat tax (the Impuesto Empresarial a Tasa Unica or IETU) and the existing regular income tax (ISR). Under IETU, Mexico-based companies are taxed based on their cash-basis net income, consisting of certain specified items of revenue and expense, although the IETU is not creditable against future income tax liabilities. The IETU rates were 16.5% for 2008, 17.0% for 2009 and 17.5% for 2010 forward. ISR is computed taking into consideration the taxable and deductible effects of inflation. The ISR tax rate at both December 31, 2009 and 2008 was 21% for companies conducting businesses that are classified under special fiscal regimes in accordance with Mexican Income Tax Law. In general, companies must pay the higher of the ISR or the IETU. Companies determine their deferred income taxes based on the tax regime (ISR or IETU) it expects to be subject to in the future.

The Company has determined that it will primarily be subject to the IETU in future periods. Accordingly, the Company has recorded a tax benefit of $0.4 million for the year ended December 31, 2008 and a tax expense of $0.5 million for the year ended December 31, 2009 for taxes under the IETU system, which consist of the following:

	Years Ended December 31,
	2009	2008
Income (loss) before income taxes	$130	$(4,550)

Income tax expense (benefit):
Current IETU	$77	$—
Deferred IETU	339	(439)
Total income tax expense (benefit)	$416	$(439)

The Company’s effective tax rate differs from the IETU tax rate of 17.0% and 16.5% at December 31, 2009 and 2008, respectively, primarily due to Baja’s classification as a simplified regime for tax reporting in Mexico.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective ISR or IETU tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The significant components of the Company’s deferred income taxes at December 31, 2009 and 2008 are as follows:

	Years Ended December 31,
	2009	2008
Deferred tax assets:
Accounts payables	$520	$898
Undeducted balance of investments acquired from January 1998 to December 2007	288	501
Credit from deduction of tax loss carryforwards	40	447
Credit on IETU losses	269	272
Total deferred tax assets	$1,117	$2,118

Deferred tax liabilities:
Accounts receivables	$(465)	$(1,078)
Fixed assets	(705)	(674)
Total deferred tax liabilities	(1,170)	(1,752)
Net deferred tax asset (liability)	$(53)	$366

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In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment.

From time to time, the Company may take positions for filing its tax returns which may differ from the treatment of the same item for financial reporting purposes. The ultimate outcome of these items will not be known until the Mexican taxing authority has completed its examination or until the statute of limitations has expired. In these situations, the Company recognizes interest and penalties related to the uncertain tax positions in income tax expense. The Company did not have any accrued interest or penalties related to uncertain tax positions for the years ended December 30, 2009 and 2008. In addition, the Company did not have any unrecognized tax benefits for the years ended December 31, 2009 and 2008.

The tax years 2004 to 2009 remain open to examination by the Mexican taxing authorities at December 31, 2009.

At December 31, 2009, the Company has ISR tax loss carryforwards available for offset against future taxable income as follows. Tax loss carryforwards have a ten-year carryforward period in Mexico.

Available through December 31, 2015	$743
Available through December 31, 2016	8,883
Available through December 31, 2017	6,778
Available through December 31, 2019	442

Baja loss carryforwards have been fully offset by valuation allowances as the Company believes it will be subject to the IETU tax in future periods.

NOTE 9 – STOCKHOLDERS’ EQUITY

Under Mexico’s General Corporate Law, Mexico-based corporations are required to transfer at least 5.0% of net income to a statutory legal reserve included in retained earnings until the reserve equals 20.0% of capital stock at par value (historical pesos). This reserve is required for all Mexico-based companies that have net profits and retained earnings. The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. In addition, the legal reserve must be replenished if it is reduced for any reason. At both December 31, 2009 and 2008, the Company had an accumulated deficit, and as such was not required to have established a statutory legal reserve.

NOTE 10 - OTHER INCOME AND EXPENSES

The significant components of the Company’s other income and expenses for the years ended December 31, 2009 and 2008 are as follows:

	For the years ended December 31,
	2009	2008
Lease and rental income	$29	$608
Other fish sales (non-Bluefin tuna sales)	—	269
IVA tax recoveries	—	22
Diesel fuel subsidy income	—	19
Other income (expense)	(61)	22
	$(32)	$940

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NOTE 11 – INSURANCE SETTLEMENTS

In the year ended December 31, 2009, the Company received insurance proceeds totaling $1.0 million as final settlement of a loss incurred in the year ended December 31, 2005 resulting from the failure of a farming cage that collapsed and sunk which resulted in approximately $1.0 million in Bluefin Tuna to escape from the farm. The cost of the lost Bluefin Tuna was written off in the year ended December 31, 2005. The Company did not receive any proceeds from insurance settlements in the year ended December 31, 2008.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In 2007, Baja was audited for the tax year 2002 by the Taxing Authority. Based on the audit, the Taxing Authority alleged that Baja owed additional taxes of approximately $1.5 million for items not deemed deductible and items regarded as income rather than as shareholder investments, plus interest and penalties of approximately $0.1 million. Baja appealed the ruling and the decision was reversed by the First Northwestern Regional Court of the Federal Court of the Fiscal and Administrative Justice on procedural grounds.

Subsequently, the Taxing Authority appealed the reversal. Baja filed for a joinder review for the purpose of upholding the reversal with the Second Collegiate of the Fifteenth Circuit Court, located in Mexicali, Baja California. On November 11, 2011, the Second Collegiate of the Fifteenth Circuit Court ruled that the Taxing Authority's appeal was unfounded and without merit and upheld the reversal in favor of Baja. This ruling is final and all liens and guarantees have been removed by the Taxing Authority.

NOTE 13 – SUBSEQUENT EVENT

In January 2010, due to extraordinary weather conditions, the Company suffered storm losses to some of its Bluefin Tuna inventory of approximately $3.3 million. The Company filed a claim for these losses with its insurance company, for which they received approximately $1.1 million in insurance recoveries from June to September 2010.

The Company has evaluated subsequent events through June 1, 2012, the date through which these financial statements were available to be issued.

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